Exhibit (g)(1)(iii)

APPENDIX B

CUSTODY AGREEMENT
Updated: September 12, 2019

The following open-end management investment companies (“Funds”) are hereby made parties to the Custody Agreement dated September 9, 2011, with UMB Bank, n.a. (“Custodian”) and Starboard Investment Trust, and agree to be bound by all the terms and conditions contained in said Agreement:

1.	Arin Large Cap Theta Fund	9.	Matisse Discounted Closed-End Fund Strategy
2.	Cavalier Adaptive Income Fund	10.	Matisse Discounted Bond CEF Strategy
3.	Cavalier Fundamental Growth Fund	11.	Method Smart Beta U.S. Sector Plus Fund
4.	Cavalier Growth Opportunities Fund	12.	Method Smart Beta Explorer Allocation Plus Fund
5.	Cavalier Hedged High Income Fund	13.	QCI Balanced Fund
6.	Cavalier Tactical Economic Fund	14.	Roumell Opportunistic Value Fund
7.	Cavalier Tactical Rotation Fund	15.	Sirius S&P Strategic Large-Cap Allocation Fund
8.	Crow Point Small-Cap Growth Fund	16.	Sector Rotation Fund

STARBOARD INVESTMENT TRUST
By: /s/ Katherine M. Honey
Name: Katherine M. Honey
Title: President
Date: September 12, 2019

UMB BANK, N.A.
By: /s/ Peter Bergman
Name: Peter Bergman
Title: Vice-President
Date: 09/19/19

THE NOTTINGHAM COMPANY Solely In Its Role As Payor Per Section 11
By: /s/ Katherine M. Honeya
Name: Katherine M. Honey
Title: Vice President
Date: September 12, 2019